NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Investors/Analysts
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
972.348.4310
Shelley.Whiddon@alliancedata.com

ALLIANCE DATA’S CANADIAN LOYALTY BUSINESS SIGNS NEW AGREEMENT WITH BEST WESTERN
INTERNATIONAL INC., EXPANDS RELATIONSHIP

World’s Largest Hotel Chain Becomes National Sponsor in the AIR MILES® Reward Program

DALLAS, Texas (Nov. 12, 2009) — Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that Best Western International Inc. has signed an expansion agreement to be a new national sponsor in Alliance Data’s Canadian AIR MILES® Reward Program. Today’s announcement builds on an existing agreement where Best Western has been a rewards supplier in the AIR MILES Reward Program since 1995.

With more than 60 years of dedicated service to its guests and 4,000 independently owned and operated hotels in over 80 countries and territories, Phoenix, Ariz.-based Best Western is the World’s Largest Hotel Chain®.

The AIR MILES Reward Program is Canada’s premier coalition loyalty program, with approximately two-thirds of Canadian households actively collecting reward miles. AIR MILES collectors earn reward miles at more than 100 leading brand-name sponsors representing thousands of retail and service locations across Canada. AIR MILES reward miles can be redeemed for more than 1,200 different rewards, such as travel, movie passes, entertainment attractions, and electronic merchandise.

As of October 22, 2009, AIR MILES collectors enrolled as Best Western Rewards members can earn reward miles for every qualified stay at any Best Western International hotel in Canada, the United States (including Hawaii and Alaska) and the Caribbean Islands. Collectors can also redeem AIR MILES reward miles for stays in Best Western hotels throughout the world, as well as for Best Western Travel Cards, which can be redeemed for any folio charges incurred during a stay.

“Adding Best Western as a sponsor to our comprehensive roster of travel partners demonstrates our commitment to expand existing program categories, in particular our focus to grow issuance and redemption opportunities,” said Bryan Pearson, president, Alliance Data’s LoyaltyOne business. “We’re excited to expand our relationship with Best Western to now be a rewards supplier and sponsor in the program.”

“Partnering with one of Canada’s strongest loyalty programs gives Best Western Rewards members more opportunities to turn their hotel stays into rewards,” said Dorothy Dowling, senior vice president of marketing and sales for Best Western. “Now, not only can AIR MILES collectors redeem miles for free nights at our 4,000 worldwide hotels, they can also earn miles for staying at Best Western.”

About Best Western International

Best Western International is THE WORLD’S LARGEST HOTEL CHAIN®, providing marketing, reservations and operational support to over 4,000* independently owned and operated member hotels in 80* countries and territories worldwide. An industry pioneer since 1946, Best Western has grown into an iconic brand that hosts 400,000* worldwide guests each night. Best Western’s diverse property portfolio, its greatest strength, stems from a business model designed to give owners maximum flexibility to address market-specific needs. Equally committed to the business and leisure traveler, Best Western recently embarked on a mission to lead the hotel industry in customer care. World Vision is the charity of choice for Best Western in building the world’s largest family, as our hotels and staff sponsor children in need around the globe. For more information or to make a reservation, please visit www.bestwestern.com

*Numbers are approximate and can fluctuate.

About LoyaltyOne™

LoyaltyOne works with more than 100 of North America’s leading brands in the retail, financial services, grocery, petroleum retail, travel, and hospitality industries to profitably change customer behavior.  Through a team of businesses including Canada’s AIR MILES Reward Program, COLLOQUY, Precima, LoyaltyOne Consulting and Direct Antidote, LoyaltyOne designs, delivers, and manages a suite of loyalty marketing services — consumer data, customer-centric retail strategies, direct-to-consumer marketing, loyalty consulting, and more.  LoyaltyOne is part of the Alliance Data family of companies. For over 30 years, Alliance Data has helped its clients build more profitable, more loyal relationships with their customers.  More information is available at www.loyalty.com.

About Alliance Data

Alliance Data (NYSE:  ADS) and its family of businesses is a leading provider of loyalty and marketing solutions derived from transaction-rich data.  Through the creation and deployment of customized solutions that measurably change consumer behavior, Alliance Data helps its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. The Company manages millions of customer relationships for some of North America’s largest and most recognizable brands, helping them grow their businesses and drive profitability. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at approximately 50 locations worldwide.  Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program.  For more information about the company, visit its web site, www.AllianceData.com

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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